                                                                     EXHIBIT 4.2

                          TRUBION PHARMACEUTICALS, INC.

                 AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

                                  JULY 13, 2004

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                                TABLE OF CONTENTS

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I.   GENERAL.............................................................     2
   1.1    Definitions....................................................     2

II.  REGISTRATION; RESTRICTIONS ON TRANSFER..............................     3
   2.1    Restrictions on Transfer.......................................     3
   2.2    Demand Registration............................................     5
   2.3    Piggyback Registrations........................................     7
   2.4    Form S-3 Registration..........................................     8
   2.5    Expenses of Registration.......................................     9
   2.6    Obligations of the Company.....................................    10
   2.7    Termination of Registration Rights.............................    13
   2.8    Delay of Registration; Furnishing Information..................    13
   2.9    Indemnification................................................    13
   2.10   Assignment of Registration Rights..............................    15
   2.11   Limitation on Subsequent Registration Rights...................    16
   2.12   "Market Stand-Off" Agreement; Agreement to Furnish
          Information....................................................    16
   2.13   Rule 144 Reporting.............................................    17

III. INFORMATION COVENANTS OF THE COMPANY................................    18
   3.1    Basic Financial Information and Reporting......................    18
   3.2    Inspection Rights..............................................    19
   3.3    Confidentiality of Records.....................................    19

IV.  RIGHTS OF PARTICIPATION.............................................    19
   4.1    Subsequent Offerings...........................................    19
   4.2    Exercise of Rights.............................................    20
   4.3    Issuance of Offered Securities to Other Persons................    20
   4.4    Termination of Rights of Participation.........................    20
   4.5    Transfer of Rights of Participation............................    20
   4.6    Offered Securities.............................................    20
   4.7    No Impairment..................................................    22
   4.8    Closing........................................................    22

V.   MISCELLANEOUS COVENANTS OF THE COMPANY..............................    22
   5.1    Reservation of Common Stock....................................    22
   5.2    Proprietary Information and Invention Agreement................    22
   5.3    Stock Compensation Approval....................................    23
   5.4    Right of First Refusal on Employee Stock.......................    23
   5.5    Use of Proceeds................................................    23
   5.6    Qualified Small Business Stock Status..........................    23
   5.7    Directors and Officers Indemnification.........................    23
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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   5.8    Directors' and Officers' Insurance.............................    23
   5.9    Chief Executive Officer........................................    23
   5.10   Directors' Expenses............................................    24
   5.11   Termination of Covenants.......................................    24

VI.  MISCELLANEOUS.......................................................    24
   6.1    Governing Law..................................................    24
   6.2    Survival.......................................................    24
   6.3    Successors and Assigns.........................................    24
   6.4    Entire Agreement...............................................    24
   6.5    Amendment and Waiver...........................................    24
   6.6    Notices, Etc...................................................    25
   6.7    Delays or Omissions............................................    26
   6.8    Counterparts...................................................    26
   6.9    Telecopy Execution and Delivery................................    26
   6.10   Severability...................................................    26
   6.11   Attorneys' Fees................................................    26
   6.12   Aggregation of Stock...........................................    26
   6.13   Jurisdiction; Venue............................................    26
   6.14   Further Assurances.............................................    27
   6.15   Prior Rights Agreement.........................................    27
   6.16   Waiver.........................................................    27
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                                      -ii-
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                          TRUBION PHARMACEUTICALS, INC.

                 AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

     This Amended and Restated Investor Rights Agreement (the "AGREEMENT") is entered into as of the 13th day of July 2004, by and among Trubion Pharmaceuticals, Inc., a Delaware corporation (the "COMPANY"), and the investors set forth on EXHIBIT A hereto (collectively the "INVESTORS" and each individually an "INVESTOR").

                                    RECITALS

     WHEREAS, the Company and certain of the Investors (the "SERIES B INVESTORS") have entered into a Series B Preferred Stock Purchase Agreement (the "PURCHASE AGREEMENT") of even date herewith pursuant to which the Company desires to sell to such Investors and such Investors desire to purchase from the Company shares of the Company's Series B Preferred Stock (the "SERIES B PREFERRED").

     WHEREAS, a condition to the Series B Investors' obligations under the Purchase Agreement is that the Company and the Investors enter into this Agreement in order to provide (i) the Investors with certain rights to register shares of the Company's Common Stock issuable upon conversion of the Series A Preferred Stock of the Company (the "SERIES A PREFERRED," and together with the Series B Preferred, the "PREFERRED STOCK") and the Series B Preferred held by the Investors, and certain rights to receive or inspect information pertaining to the Company, and (ii) the Participating Investors (as defined herein) a right of first offer with respect to certain issuances by the Company of its securities.

     WHEREAS, certain of the Investors (the "EXISTING INVESTORS") hold shares of the Series A Preferred and possess certain registration rights, information rights, rights of first offer, and other rights pursuant to the Investor Rights Agreement dated as of November 19, 2002 among the Company and the Existing Investors (the "PRIOR RIGHTS AGREEMENT");

     WHEREAS, the Company and the Existing Investors desire to amend the Prior Rights Agreement and further desire that this Agreement supersede and replace the Prior Rights Agreement in its entirety; and

     WHEREAS, pursuant to Section 6.5 of the Prior Rights Agreement, the written consent of the Company and the Existing Investors holding a majority of the Registrable Securities (as such term is defined in the Prior Rights Agreement) (the "REQUISITE HOLDERS") is required to amend the Prior Rights Agreement.

     NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the parties hereto agree as follows:

I.   GENERAL.

     1.1 Definitions. As used in this Agreement the following terms shall have the following respective meanings:

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

          "FORM S-3" means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

          "HOLDER" means any person owning of record Registrable Securities that have not been sold to the public, or any assignee of record of such Registrable Securities in accordance with SECTION 2.1 and SECTION 2.10 hereof.

          "INITIAL OFFERING" means the Company's first public offering of its Common Stock registered under the Securities Act that is the subject of a firm underwriting commitment.

          "INITIATING HOLDERS" shall mean any Holder or Holders who in the aggregate hold not less than fifty percent (50%) of the Registrable Securities then outstanding.

          "QUALIFIED INITIAL OFFERING" means an Initial Offering in which the price to the public of the Company's Common Stock is not less than $2.10 per share (as appropriately adjusted for any stock split, stock dividend, stock combination, recapitalization or similar event) and which results in aggregate cash proceeds to the Company of at least $35,000,000 (net of underwriting discounts and commissions).

          "REGISTER," "REGISTERED," AND "REGISTRATION" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

          "REGISTRABLE SECURITIES" means (a) Common Stock of the Company issued or issuable upon conversion of the Shares, (b) Common Stock of the Company issued to Frazier Healthcare Fund ("FRAZIER"), ARCH Venture Fund ("ARCH") and Scott Minick ("MINICK") pursuant to those certain Common Stock Purchase Agreements dated November 19, 2002 by and between the Company and each of Frazier, Arch and Minick and (c) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the securities described in (a) and (b) above. Notwithstanding the foregoing, Registrable Securities shall not include any securities sold by a person to the public pursuant to a registration statement or Rule 144 or sold in a private transaction in which the transferor's rights under SECTION 2 of this Agreement are not assigned.

          "REGISTRABLE SECURITIES THEN OUTSTANDING" shall be the number of shares determined by calculating the total number of shares of the Company's Common Stock that are Registrable Securities and either (a) are then issued and outstanding or (b) are issuable pursuant to then exercisable or convertible securities.

          "REGISTRATION EXPENSES" shall mean all expenses incurred by the Company in effecting any registration under SECTIONS 2.2, 2.3 and 2.4 hereof, including, without limitation, all registration, qualification, and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company, as well as stock transfer taxes, underwriting discounts and commissions or, except as expressly provided herein, fees of special counsel of individual selling Holders).

          "RULE 144" shall mean Rule 144 as promulgated by the SEC under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the SEC.

          "SEC" OR "COMMISSION" means the United States Securities and Exchange Commission.

          "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

          "SELLING EXPENSES" shall mean all underwriting discounts and selling commissions applicable to the sale.

          "SHARES" shall mean the Company's Preferred Stock held by the Investors and their permitted assigns.

II.  REGISTRATION; RESTRICTIONS ON TRANSFER

     2.1 Restrictions on Transfer.

          (a) Each Holder agrees not to make any disposition of all or any portion of the Shares or Registrable Securities unless and until:

               (i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

               (ii) (A) The transferee has agreed in writing to be bound by the terms of this Agreement, (B) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 promulgated under the Securities Act.

               (iii) Notwithstanding the provisions of paragraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder that is (A) a partnership to another partnership or corporation that is under common control with such partnership, or to its partners or former partners in accordance with partnership interests, or to the estate of any such partners, (B) a corporation to its stockholders in accordance with their interest in the corporation, or to a parent or subsidiary of the corporation, or another corporation that has the same parent as the corporation,
(C) a limited liability company to its members or former members in accordance with their interest in the limited liability company, (D) a trust to a beneficiary or beneficiaries in accordance with their interest in the trust, (E) to the Holder's family members or trust for the benefit of an individual Holder or family members of the Holder, (F) to a partnership, limited liability company or other entity that is controlled by and was formed primarily for the benefit of an individual Holder or family members of the Holder, or (G) a transfer not involving a change in beneficial ownership; provided that in each case the transferee will be subject to the terms of this Agreement to the same extent as if such transferee were an original Holder hereunder.

          (b) Each certificate representing Shares or Registrable Securities shall (unless otherwise permitted by the provisions of the Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws) unless, in the opinion of counsel for the Company, such legend is not required:

          THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED, IF SUCH OPINION IS REASONABLY REQUESTED BY THE COMPANY.

          THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER INCLUDING A 180-DAY LOCKUP IN CONNECTION WITH AN INITIAL PUBLIC OFFERING AS SET FORTH IN THE INVESTOR RIGHTS AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH TRANSFER RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SHARES.

          (c) The Company shall be obligated to reissue promptly unlegended certificates at the request of any holder thereof if, in the opinion of counsel (which counsel may be counsel to the

Company and which opinion shall be in writing and delivered to the Company in a form acceptable to the Company) reasonably acceptable to the Company, the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

          (d) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

     2.2  Demand Registration.

          (a) Subject to the conditions of this SECTION 2.2, if the Company shall receive a written request from the Initiating Holders that the Company file a registration statement under the Securities Act covering the registration of not less than twenty percent (20%) of the Registrable Securities then outstanding, then the Company shall promptly, but in any case not later than fifteen (15) days after the receipt thereof, give written notice of such request to all Holders and, subject to the limitations of this SECTION 2.2, use its best efforts to effect, as soon as practicable, and in any event within sixty (60) days of the receipt of such request, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered.

          (b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this SECTION 2.2 or any request pursuant to SECTION 2.4, and the Company shall include such information in the written notice it provides to the Holders referred to in
SECTION 2.2(A) or SECTION 2.4(A), as applicable. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. A Holder may elect to include in such underwriting all or fewer than all of the Registrable Securities he holds. All Holders proposing to distribute their securities through such underwriting shall (together with the Company) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company) and customary selling stockholder documents, including a custody agreement and power of attorney. Notwithstanding any other provision of this SECTION 2.2 or SECTION 2.4, if the underwriter advises the Company in writing that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among all Holders that have elected to include their securities in the registration in proportion (as nearly as practicable) to the total number of Registrable Securities held by each such Holder; provided however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

          If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person may withdraw therefrom by written notice to the Company, the underwriter or the Initiating Holders. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall also be withdrawn from such registration. If shares are so withdrawn from the registration and if the number of shares to be included in such registration was previously reduced as a result of marketing factors pursuant to this SECTION 2.2(B), then the Company shall offer to all Holders who have not so withdrawn their securities from the registration the right to include additional securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among the Holders of Registrable Securities requesting additional inclusion in proportion (as nearly as practicable) to the amount of Registrable Securities owned by each such Holder. For any Holder that is a partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed a single "Holder," and any pro rata reduction with respect to such "Holder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "Holder" as defined in this sentence.

          (c) The Company shall not be required to effect a registration pursuant to this SECTION 2.2:

               (i) if the anticipated aggregate offering price, net of underwriting discounts and commissions, would not exceed $5,000,000;

               (ii) prior to the earlier of (A) three (3) years from the date of this Agreement and (B) 180 days following the effective date of the registration statement pertaining to the Initial Offering;

               (iii) after the Company has effected two (2) registrations pursuant to this SECTION 2.2, and such registrations have been declared or ordered effective;

               (iv) if, within thirty (30) days of receipt of a written request from the Initiating Holders pursuant to SECTION 2.2(A), the Company gives notice to the Holders of the Company's intention to make a public offering within ninety (90) days; provided that the Company makes reasonable good faith efforts to cause the registration statement in connection with any such public offering to become effective;

               (v) if the Company shall furnish to Holders requesting a registration statement pursuant to this SECTION 2.2 a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, and the Board of Directors concludes, as a result, that it is therefore essential to defer such filing for a period of not more than ninety
(90) days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company not more than once in any 12-month period; or

          (vi) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to SECTION 2.4 below.

     2.3  Piggyback Registrations.

          (a) The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, a registration effected for stockholders other than the Holders, registration statements relating to its Initial Offering and to secondary offerings of securities of the Company, but excluding registration statements relating to employee benefit plans, exchange offers or debt securities or with respect to corporate reorganizations or other transactions under Rule 145 of the Securities Act). Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing. In such written notification, a Holder may request that all or a part of a Holder's Registrable Securities be included in such registration. The Company shall, subject to the provisions of SECTION 2.3(B) below, include in such registration (and any related qualification under Blue Sky laws or other compliance) all the Registrable Securities that each such Holder has requested to be registered. If a Holder decides not to include all of his Registrable Securities, or if the number of Registrable Securities to be included is reduced to fewer than all of his Registrable Securities pursuant to SECTION 2.3(B) below, in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

          (b) If the registration statement under which the Company gives notice under this SECTION 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities in the written notice provided pursuant to SECTION 2.3(A) above. In such event, the right of any such Holder to be included in a registration pursuant to this SECTION 2.3 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement (together with the Company and the other Holders of securities of the Company with registration rights to participate therein distributing their securities through such underwriting) in customary form with the underwriter or underwriters selected for such underwriting by the Company and reasonably acceptable to the Holders as agreed upon by the Company and the underwriters, and customary selling stockholder documents, including a custody agreement and power of attorney. Notwithstanding any other provision of the Agreement, if the underwriters determine in good faith that marketing factors require a limitation of the number of shares to be underwritten to ensure the success of the offering, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by each such Holder; and, third, to any other selling stockholders of the Company on a pro rata basis based on the total number of Registrable Securities held by each such selling stockholder. Notwithstanding the foregoing, no such reduction shall reduce the amount of securities of the Holders included in the registration below thirty percent (30%) of the total amount of securities included in such registration, unless such offering is the Qualified Initial Offering and such registration does not include shares of any other selling stockholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding sentence. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. If shares are so withdrawn from the registration and if the number of shares of Registrable Securities to be included in such registration was previously reduced as a result of marketing factors, the Company shall then offer to all persons who have not so withdrawn their securities from the registration and otherwise have the right to include securities in the registration the right to include additional securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated first to the Holders requesting additional inclusion on a pro rata basis and then to any other selling stockholders of the Company requesting additional inclusion on a pro rata basis. For any Holder that is a partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed a single "Holder," and any pro rata reduction with respect to such "Holder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "Holder" as defined in this sentence.

          (c) The Company shall have the right to terminate or withdraw any registration initiated by it under this SECTION 2.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with SECTION 2.5 hereof.

     2.4 Form S-3 Registration. After the Company's Initial Offering, the Company shall use its best efforts to qualify for registration on Form S-3 or any comparable or successor form or forms. In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

          (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

          (b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders, joining in such request as are specified in a written request given within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this SECTION 2.4:

               (i) if Form S-3 (or any successor or similar form) is not available for such offering by the Holders;

               (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than one million dollars ($1,000,000);

               (iii) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer or President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, and the Board of Directors concludes, as a result, that it is, therefore, essential to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this SECTION 2.4; provided, that such right to delay a request shall be exercised by the Company not more than once in any 12-month period; or

               (iv) after the Company has effected four (4) registrations on Form S-3 for the Holders pursuant to this SECTION 2.4, and such registrations have been declared or ordered effective.

          (c) Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this
SECTION 2.4 shall not be counted as demands for registration or registrations effected pursuant to SECTION 2.2 or 2.3, respectively.

     2.5 Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to SECTION 2.2, SECTION 2.3 or SECTION 2.4 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to SECTION 2.2 if the request for such registration has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) the Holders of a majority of Registrable Securities agree to forfeit their right to one requested registration pursuant to SECTION 2.2, in which event such right shall be forfeited by all Holders. If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, or if the Holders agree to pay the Registration Expenses of a withdrawn offering, other than an offering withdrawn pursuant to clause (a) above, then the Holders shall not forfeit their rights pursuant to SECTION 2.2 to a demand registration.

     2.6 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

          (a) Prior to the filing of the registration statement and each amendment thereof (including any documents incorporated by reference in such registration statement) and each amendment or supplement to the prospectus, make available for inspection by the Holders of Registrable Securities covered by such registration statement and any attorney, accountant, or other agent retained by such Holders all relevant financial and other records, pertinent corporate documents, and properties of the Company and its subsidiaries, if any, and shall cause the officers, directors, and employees of the Company to make reasonably available for inspection all other relevant information reasonably requested by such Holders in connection therewith, in each case as is customary for similar due diligence examinations; provided, however, that any information that is designated in writing by the Company, in good faith, as confidential at the time of delivery of such information shall be kept confidential by the Holders or any such attorney, accountant, or agent, unless such disclosure is required by law after notice to the Company, or such information becomes available to the public generally or through a third party without an accompanying obligation of confidentiality.

          (b) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders holding a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to 120 days or, if earlier, until the Holder or Holders have completed the distribution related thereto.

          (c) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act (including the anti-fraud provisions thereof) with respect to the disposition of all securities covered by such registration statement for the period set forth in paragraph (b) above.

          (d) Take such action as may be necessary so that (i) any registration statement, and any amendment thereto, and any prospectus forming a part thereof, and any amendment or supplement thereto (and each report or other document incorporated therein by reference in each case) complies in all material respects with the Securities Act and the Exchange Act, and the respective rules and regulations thereunder, (ii) any registration statement, and any amendment thereto, does not, when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (iii) any prospectus forming part of any registration statement, and any amendment or supplement to such prospectus, does not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading.

          (e) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

          (f) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

          (g) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

          (h) Notify each Holder holding Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, such obligation to continue until the earlier to occur of 120 days after the effective date of such registration statement or until the distribution contemplated in the registration statement has been completed. The Company will use reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

          (i) Cause all such Registrable Securities registered hereunder to be listed on each securities exchange, or included in the Nasdaq Stock Market or similar quotation system, on which similar securities issued by the Company are then listed.

          (j) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

          (k) Advise each Holder of Registrable Securities covered by such registration statement and, if requested by any such Holder, confirm such advice in writing:

               (i) when such registration statement, and any amendment thereto, have been filed with the Commission and when the registration statement or any post-effective amendment thereto has become effective;

               (ii) of any request by the Commission for amendments or supplements to such registration statement or the prospectus included therein or for additional information;

               (iii) of the issuance by the Commission of any stop order suspending effectiveness of the registration statement or the initiation of any proceedings for that purpose; and

               (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of the securities included in the registration statement for sale in any jurisdiction or the initiation of any proceeding for such purpose.

          (l) Use its best efforts to prevent the issuance, and, if issued, to obtain the withdrawal, of any order suspending the effectiveness of any registration statement at the earliest possible time.

          (m) Cooperate with the Holders to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold or delivered pursuant to such registration statement free of any restrictive legends and in such permitted denominations and registered in such names as the Holders may request in connection with the sale or delivery of Registrable Securities pursuant to such registration statement.

          (n) Use its best efforts to comply with all applicable rules and regulations of the Commission and make generally available to its security holders or otherwise provide in accordance with Section 11(a) of the Securities Act as soon as practicable after the effective date of such registration statement an earnings statement satisfying the provisions of Section 11(a) of the Securities Act.

          (o) Use its best efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and the Holders, and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters and the Holders.

          (p) Deliver such other customary documents and certificates as may be reasonably requested by the Holders of Registrable Securities covered by such registration statement and the managing underwriters, if any, including those to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company.

     2.7 Termination of Registration Rights. All registration rights granted under this SECTION 2 shall terminate and be of no further force and effect ten
(10) years after the date of the Company's Qualified Initial Offering. In addition, a Holder's registration rights shall expire at such time after the Company's Qualified Initial Offering as all Registrable Securities held by and issuable to such Holder (and its affiliates, partners, former partners, members and former members) may be sold under Rule 144 during any 90-day period, provided that such Holder (together with its affiliates, partners, former partners, members, and former members) holds less than one percent (1%) of the Company's outstanding stock.

     2.8 Delay of Registration; Furnishing Information.

          (a) No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this SECTION 2.

          (b) It shall be a condition precedent to the obligations of the Company to take any action pursuant to SECTION 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

     2.9 Indemnification. In the event any Registrable Securities are included in a registration statement under SECTIONS 2.2, 2.3 or 2.4:

          (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers, members and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any expenses, losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such expenses, losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "VIOLATION") by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will pay as incurred to each such Holder, partner, officer, member, director, underwriter or controlling person any legal or other expenses reasonably incurred by them in connection with investigating, defending, or settling any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this SECTION 2.9(A) shall not apply to amounts paid in settlement of any such expense, loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, and the Company shall not be liable in any such case for any such expense, loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, underwriter or controlling person of such Holder.

          (b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder's partners, directors, members or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer, member or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will pay as incurred any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this SECTION 2.9(B) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall the amounts payable in indemnity by a Holder under this SECTION 2.9(B) in respect of a Violation exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

          (c) Promptly after receipt by an indemnified party under this SECTION
2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this SECTION 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the indemnified party and indemnifying party; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this SECTION 2.9, but the failure so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this SECTION 2.9.

          If the indemnification provided for in this SECTION 2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall, to the extent permitted by applicable law, contribute to the amount paid or payable by such indemnified party as a result of such expense, loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such expense, loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission, provided, however, that in no event shall (A) any contribution by a Holder under this SECTION 2.9(C) in respect of a Violation exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises or (B) any person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) be entitled to contribution from any person or entity who was not guilty of fraudulent misrepresentation.

          (d) The obligations of the Company and Holders under this SECTION 2.9 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this Agreement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

     2.10 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this SECTION 2 may be assigned to
(i) a transferee or assignee who (A) acquires at least 500,000 (as appropriately adjusted for any stock split, stock dividend, stock combination, recapitalization or similar event) shares of Registrable Securities or (B) held Registrable Securities prior to such transfer; (ii) a partner or retired partner of any Holder in accordance with partnership interests, or to the estate of any such partners; (iii) stockholders of a Holder in accordance with their interest in the corporation, or to a parent or subsidiary of any

Holder, or another corporation that has the same parent as the Holder; (iv) members or former members of a Holder in accordance with their interest in the limited liability company; (v) a Holder's family member or members, or trust for the benefit of an individual Holder, or such family member, or members; (vi) any affiliate, constituent partner (including limited partner) of any Holder; or
(vii) any transferee or assignee that is a venture fund managed by an affiliate of the general partner or the manager of the transferor; provided, however, that in each case, (i) written notice of such assignment is given to the Company and
(ii) any proposed assignee or transferee of such right agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including, without limitation, the provisions of SECTION 2.12.

     2.11 Limitation on Subsequent Registration Rights. After the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include such securities in any registration filed under this SECTION 2, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders that is included, or (b) to make a demand registration to the Company.

     2.12 "Market Stand-Off" Agreement; Agreement to Furnish Information. Each Holder hereby agrees that such Holder shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Common Stock (or other securities) of the Company or enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed 180 days following the effective date of a registration statement of the Company filed under the Securities Act and to execute an agreement reflecting the foregoing as may be requested by the underwriters prior to such effective date; provided that:

               (i) such agreement shall apply only to the Initial Offering;

               (ii) such agreement shall not apply to any shares of Common Stock (or other securities) purchased in the Initial Offering or purchased in the open market following the Initial Offering; and

               (iii) all officers and directors of the Company who hold capital stock of the Company, all holders of one percent (1%) or more of the outstanding capital stock of the Company (on a fully-diluted basis) and all other persons with registrations rights, whether or not pursuant to this Agreement, enter into similar agreements with the Company or the underwriters.

     Notwithstanding the foregoing, in the event that any parties who are subject to a "market stand-off" or similar agreement (whether or not pursuant to this Agreement) are released from the provisions of such agreement, in whole or in part, prior to its expiration, and are permitted to sell shares of Common Stock or other securities held by such party or parties, then each Holder shall be released from the provisions of this "market stand-off" agreement and any other similar agreement to which it is subject such that each Holder shall be permitted to sell, transfer or otherwise dispose of the securities it holds on a pro rata basis based on the total number of shares permitted to be transferred by all released parties.

     The obligations described in this SECTION 2.12 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said 180-day period. Each Holder agrees that any transferee of any shares of Registrable Securities shall be bound by this Section 2.12.

     2.13 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration or pursuant to a registration on Form S-3, the Company agrees to use its best efforts to:

          (a) Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

          (b) Take such action as is reasonable and customary or as is necessary to enable the Holders to sell their Registrable Securities to the public and to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, including the voluntary registration of its Common Stock under
Section 12 of the Exchange Act, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

          (c) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

          (d) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144, the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

III. INFORMATION COVENANTS OF THE COMPANY.

     3.1 Basic Financial Information and Reporting. The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied, and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

          (a) As soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter, the Company will furnish each Investor a balance sheet of the Company, as at the end of such fiscal year, and a statement of income and a statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants of national standing selected by the Company's Board of Directors and reasonably acceptable to the Investors.

          (b) The Company will furnish each Investor, as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within thirty (30) days thereafter, a balance sheet of the Company as of the end of each such quarterly period, and a statement of income and a statement of cash flows of the Company for such period and for the current fiscal year to date, including a comparison to budgeted figures for such period, prepared in accordance with generally accepted accounting principles, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

          (c) The Company will furnish each Investor holding at least 1,000,000 shares of Registrable Securities (as adjusted for recapitalizations, stock splits, stock dividends and the like) (each, a "MAJOR INVESTOR"), as soon as practicable after the end of each month, and in any event within thirty (30) days thereafter, a balance sheet of the Company and its subsidiaries, if any, as of the end of such monthly period, and consolidated statements of income and cash flows of the Company, if any, for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

          (d) The Company will furnish each Major Investor at least thirty (30) days prior to the beginning of each fiscal year an annual budget and operating plans for such fiscal year prepared on a monthly basis and, as soon as prepared, any other budgets or revised budgets prepared by the Company.

          (e) With respect to the financial statements called for in SECTIONS 3.1(B) and 3.1(C) above, the Company will furnish an instrument executed by the Chief Financial Officer or President of the Company certifying that such financial statements were prepared in accordance with generally accepted accounting principles consistently applied with prior practice for earlier periods

(with the exception of footnotes that may be required by generally accepted accounting principles) and fairly present the financial condition of the Company and its results of operations for the period specified, subject to year-end audit adjustment.

          (f) The Company will furnish to each Major Investor such other information relating to the financial condition, business, prospects or corporate affairs of the Company as the Major Investor or any assignee of the Major Investor may from time to time reasonably request.

     3.2 Inspection Rights. Each Major Investor shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested. Each Major Investor shall have such other access to management and information as is necessary for such Major Investor to comply with applicable laws and regulations and reporting obligations. Notwithstanding the foregoing, the Company shall not be obligated under this SECTION 3.2 with respect to information that the Board of Directors determines in good faith is confidential and should not, therefore, be disclosed.

     3.3 Confidentiality of Records. Each Investor agrees to use its best efforts to ensure that such Investor and its authorized representatives use the same degree of care as such Investor uses to protect its own confidential information to keep confidential any information furnished to it pursuant to this Section 3 which the Company identifies as being confidential or proprietary (so long as such information is not in the public domain), except that such Investor may disclose such proprietary or confidential information (i) to any partner, subsidiary or parent of such Investor for the purpose of evaluating its investment in the Company as long as such partner, subsidiary or parent is advised of and agrees to comply with the confidentiality provisions of this
SECTION 3.3 and is not a direct competitor of the Company, as determined in good faith by the Board of Directors and (ii) to such Investor's partners or members, if such Investor is a venture capital fund that sends such information to its partners or members in the ordinary course of business, as long as such Investor's partners or members are subject to confidentiality obligations with respect to such information.

IV.  RIGHTS OF PARTICIPATION.

     4.1 Subsequent Offerings. Each Investor holding at least 500,000 shares of Preferred Stock (as adjusted for recapitalizations, stock splits, stock dividends and the like) (each, a "PARTICIPATING INVESTOR") shall have a right of participation to purchase its pro rata share of all Offered Securities, as defined below, that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Offered Securities excluded by SECTION 4.6 hereof. Each Participating Investor's pro rata share is equal to the ratio of (a) the number of shares of Common Stock issuable upon conversion of the Preferred Stock held by such Participating Investor immediately prior to the issuance of such Offered Securities to (b) the total number of shares of Common Stock issuable upon conversion of the Preferred Stock held by all Participating Investors immediately prior to the issuance of the Offered Securities. In determining which Investors are Participating Investors for purposes of this SECTION 4.1, a Participating Investor includes the affiliates, partners, retired partners and stockholders of an Investor that is a partnership or a corporation, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons.

     4.2 Exercise of Rights. If the Company proposes to issue any Offered Securities, it shall give each Participating Investor written notice of its bona fide intention to offer such Offered Securities, describing the Offered Securities, the number of Offered Securities to be offered, the price and the terms and conditions upon which the Company proposes to issue the same (the "NOTICE"). Each Participating Investor shall have twenty (20) days from the giving of such Notice to agree to purchase all or a portion of its pro rata share of the Offered Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Offered Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Offered Securities to any Participating Investor who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale. A Participating Investor shall be entitled to apportion the right of participation hereby granted among itself and its partners or affiliates or, if such Participating Investor is a venture fund, any other venture fund managed by an affiliate of the general partner or the manager of such venture fund in such proportions as it deems appropriate.

     4.3 Issuance of Offered Securities to Other Persons. If not all of the Participating Investors elect to purchase their pro rata share of the Offered Securities, then the Company shall promptly notify in writing the Participating Investors who do elect to purchase their full pro rata share and shall offer such Participating Investors the right to acquire such unsubscribed shares. Each Participating Investor shall have ten (10) days after receipt of such notice to notify the Company of its election to purchase all or a portion of the unsubscribed shares. If the Participating Investors fail to exercise in full their rights of participation, the Company shall have sixty (60) days thereafter to sell the Offered Securities in respect of which the Participating Investors' rights were not exercised, at a price and upon general terms and conditions no more favorable to the purchasers thereof than specified in the Company's notice to the Participating Investors pursuant to SECTION 4.2 hereof. If the Company has not sold such Offered Securities within sixty (60) days after the notice is provided pursuant to SECTION 4.2, the Company shall not thereafter issue or sell any Offered Securities, without first offering such securities to the Participating Investors in the manner provided above.

     4.4 Termination of Rights of Participation. The rights of participation established by this SECTION 4 shall not apply to and shall terminate upon the effective date of the registration statement pertaining to the Company's Qualified Initial Offering and shall be reinstated if the closing of such offering does not occur.

     4.5 Transfer of Rights of Participation. The rights of participation of each Investor holding rights under this SECTION 4 may be transferred to the same parties, subject to the same restrictions as any transfer of registration rights pursuant to SECTION 2.10.

     4.6 Offered Securities. The term "OFFERED SECURITIES" shall mean (i) any Common Stock, Preferred Stock or other security of the Company, (ii) any security convertible, with or without consideration, into any Common Stock, Preferred Stock or other security of the Company (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other security of the Company or (iv) any such warrant or right. Notwithstanding the foregoing sentence, Offered Securities shall exclude:

          (a) shares of Common Stock and options, warrants or other rights to purchase Common Stock issued to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to restricted stock purchase agreements, stock option plans or agreements or similar arrangements approved by the Board of Directors not to exceed in the aggregate 9,539,000 (as adjusted for stock dividends, stock splits, combinations of shares, reorganizations, recapitalizations, reclassifications or similar events) shares of, or options, warrants or other rights to purchase 9,539,000 (as adjusted for stock dividends, stock splits, combinations of shares, reorganizations, recapitalizations, reclassifications or similar events) shares of, Common Stock (including shares of, or options, warrants or other rights to purchase shares of, Common Stock issued prior to the date of this Agreement, other than those shares issued prior to the date of this Agreement to the Company's founders and Scientific Advisory Board members pursuant to agreements outside of the Company's 2002 Equity Incentive Plan, not to exceed in the aggregate 5,150,000 shares (the "Excluded Shares")); provided that such maximum shall be increased by (i) the number of shares of Common Stock repurchased by the Company following the date of this Agreement, which repurchased shares were issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries, upon termination of their employment or services and which repurchases are pursuant to agreements providing for the right of said repurchase and (ii) the number of unexercised shares underlying options, warrants or other rights to purchase Common Stock which are granted to employees, officers, directors or consultants of the Company or its subsidiaries following the date of this Agreement and which expire or terminate prior to exercise, in each case other than the Excluded Shares;

          (b) shares of Common Stock issued upon the exercise or conversion of options or convertible securities outstanding as of the date of this Agreement or upon the exercise or conversion of options or convertible securities counted against the limits set forth in sub-paragraph 4.6(a) above;

          (c) shares of Common Stock issued or issuable pursuant to the acquisition of another company by the Company by merger, purchase of substantially all of the assets or other reorganization, or in connection with strategic transactions including the Company and other entities, provided that such issuances are approved by the Board of Directors, including a majority of the directors elected by the holders of the Series A Preferred and Series B Preferred (the "PREFERRED DIRECTORS");

          (d) shares of Common Stock issued or issuable to banks, equipment lessors or other financial institutions pursuant to a debt financing, commercial leasing or similar transaction approved by the Board of Directors, including a majority of the Preferred Directors, provided that such issuances are primarily for purposes other than equity financing;

          (e) shares of Common Stock issued or issuable in connection with warrants to purchase up to 109,230 shares (inclusive of warrants issued prior to the date of this Agreement) (as adjusted for stock dividends, stock splits, combinations of shares, reorganizations, recapitalizations, reclassifications or similar events) of Series A Preferred Stock issued to Oxford Financing Corporation or its successors and assigns;

          (f) shares of Common Stock issued or issuable with the unanimous approval of the Board of Directors to an individual or entity other than any then current stockholder of the Company;

          (g) any equity securities issued in connection with any stock split, stock dividend or recapitalization of the Company;

          (h) shares of Common Stock issued upon conversion of the Preferred Stock;

          (i) the Shares issued pursuant to the Purchase Agreement; and

          (j) any right, option or warrant to acquire any security convertible into the securities excluded from the definition of Offered Securities pursuant to paragraphs (a) through (j) above.

     4.7 No Impairment. Except to the extent that a Participating Investor loses its rights hereunder as a result of such Participating Investor's shares Preferred Stock being converted into Common Stock pursuant to the terms of the Company's certificate of incorporation, as such may be amended from time to time, a Participating Investor's failure to exercise this right of participation on any issuance of Offered Securities shall not adversely affect such Participating Investor's right of participation with respect to subsequent issuances of Offered Securities.

     4.8 Closing. The Participating Investors shall be included in the same closing as the closing with other investors, which closing shall not occur sooner than thirty (30) days after the date of the Notice. The Participating Investors shall be parties to the same agreement as the other investors purchasing Offered Securities, which shall include reasonably acceptable representations, warranties and covenants by the Company.

V.   MISCELLANEOUS COVENANTS OF THE COMPANY.

     5.1 Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Shares, all Common Stock issuable from time to time upon such conversion.

     5.2 Proprietary Information and Invention Agreement. The Company will cause every current and future employee, officer and consultant of the Company to execute an agreement with the Company regarding confidentiality and proprietary information in a form satisfactory to the Investors, which shall contain (i) a covenant not to solicit employees of the Company for a period of twelve (12) months following termination of employment and (ii) a non-competition provision co-extensive with any severance payment following termination of employment.

     5.3 Stock Compensation Approval. Any shares of Common Stock of the Company or options to purchase Common Stock of the Company issued after the closing of the transaction contemplated by the Purchase Agreement to directors, consultants and employees of the Company shall be approved by the Board of Directors and, unless otherwise expressly approved by the Board of Directors, shall vest as follows: (i) twenty-five percent (25%) of such shares or options shall vest twelve (12) months after the date employment with, or provision of services to, the Company commences and (ii) the remaining shares shall vest at the rate of one forty-eighth (1/48th) of the total number of shares subject to the option per month thereafter.

     5.4 Right of First Refusal on Employee Stock. The Company and its future employees who hold Common Stock or options to purchase Common Stock shall enter into an agreement offering the Company a right of first refusal upon all transfers of Common Stock owned by such employees.

     5.5 Use of Proceeds. The Company shall use the proceeds from the sale of Series B Preferred Stock contemplated in the Purchase Agreement for working capital and other general corporate purposes. Notwithstanding the foregoing, the Company may use up to $675,000 of such proceeds to repurchase shares of its outstanding Series A Preferred Stock.

     5.6 Qualified Small Business Stock Status. The Company agrees to use its best efforts (i) to notify each Investor that is a licensed Small Business Investment Company (a "QSBS INVESTOR") prior to taking any action which could reasonably be expected to prevent the treatment of the Preferred Stock as "Qualified Small Business Stock" within the meaning of Section 1202 of the Internal Revenue Code of 1986, as amended, and (ii) to allow any QSBS Investor the opportunity to ask questions of and receive answers from the Company's executive officers regarding such action. The Company shall submit to the Internal Revenue Service and any appropriate state authorities any reports, forms, schedules or other filings required to be submitted under Section 1202, related Treasury Regulations or required under applicable state laws or regulations pertaining to the issuance of qualified small business stock (collectively, the "REQUIRED REPORTS"). Upon request, the Company shall submit copies of the Required Reports to any QSBS Investor.

     5.7 Directors and Officers Indemnification. The Company represents that it has provisions in its certificate of incorporation or bylaws for the indemnification of officers and directors to the full extent permitted by law and covenants to keep such indemnification in place for so long as any representatives of the holders of the Series A Preferred or Series B Preferred serves on the Company's Board of Directors.

     5.8 Directors' and Officers' Insurance. The Company covenants and agrees to maintain, directors' and officers' insurance in amounts consistent with similarly situated companies.

     5.9 Chief Executive Officer. The Company covenants and agrees that it shall not take any action to change the Chief Executive Officer or to remove the Chief Executive Officer from the Board of Directors without first obtaining the approval of a majority of the Preferred Directors.

     5.10 Directors' Expenses. The Company shall reimburse the members of the Board of Directors for all reasonable expenses and costs incurred in attending meetings of the Board of Directors and any other meetings so required.

     5.11 Termination of Covenants. Except as otherwise expressly set forth herein, the covenants set forth in this SECTION 5 shall terminate and be of no further force and effect after the earlier of (i) the effective date of the registration statement pertaining to the Qualified Initial Offering, and shall be reinstated if the closing of such offering does not occur; or (ii) any event deemed to be a liquidation, dissolution or winding up of the Company pursuant to the Company's certificate of incorporation, as such may be amended from time to time.

VI.  MISCELLANEOUS.

     6.1 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Washington without reference to Washington conflicts of law provisions.

     6.2 Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by any Investor and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

     6.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of notice of the transfer of any Registrable Securities, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

     6.4 Entire Agreement. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

     6.5 Amendment and Waiver. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, other than by a written instrument referencing this Agreement and signed by the Company and the Holders holding at least two-thirds of the Registrable Securities (excluding any of such shares that have been sold to the public or pursuant to Rule 144). Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Holder and each future holder of all such Registrable Securities. Each Holder acknowledges that by the operation of this paragraph, the Holders holding a majority of the Registrable Securities (excluding any of such Shares that have been sold to the public or pursuant to Rule 144) will have the right and power to diminish or eliminate all rights of such Holder under this Agreement.

     6.6 Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or otherwise delivered by hand or by messenger addressed:

          (a) if to an Investor, at such Investor's address or facsimile number as shown on Exhibit A hereto, or as subsequently modified by written notice;

          (b) if to any other holder of any Shares or the underlying Common Stock, at such address or facsimile number as shown in the Company's records, or, until any such holder so furnishes an address or facsimile number, then to and at the address of the last holder of such Shares or underlying Common Stock for which the Company has contact information in its records; or

          (c) if to the Company, to the following address:

               Trubion Pharmaceuticals, Inc.
               2401 Fourth Avenue, Suite 1050
               Seattle, Washington 98121
               facsimile: 206-838-0503
               e-mail: pthompson@trubion.com
               Attention: Peter Thompson

or at such other address or facsimile number as the Company shall have furnished to the Investors, with a copy to:

               Wilson Sonsini Goodrich & Rosati, Professional Corporation 701 Fifth Avenue, Suite 5100
               Seattle, Washington 98104
               facsimile: (206) 883-2699
               Attention: Patrick J. Schultheis, Esq.
                          Alex Sutter, Esq.

     Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or seventy-two (72) hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid or, if sent by facsimile, upon confirmation of facsimile transfer.

     6.7 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any holder of any Shares upon any breach or default of the Company under this Agreement shall impair any such right, power or remedy of such holder, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Agreement.

     6.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

     6.9 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

     6.10 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

     6.11 Attorneys' Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

     6.12 Aggregation of Stock. All of the Shares held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

     6.13 Jurisdiction; Venue. The parties hereto agree to submit to the exclusive jurisdiction and venue of the state and federal courts sitting in King County, Washington with respect to the breach or interpretation of this Agreement or the enforcement of any and all rights, duties, liabilities, obligations, powers and other relations between the parties arising under this Agreement.

     6.14 Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

     6.15 Prior Rights Agreement. Effective upon and contingent upon the execution of this Agreement by the Company and the Requisite Holders, the Prior Rights Agreement shall be amended and restated to read as set forth in this Agreement, and this Agreement shall constitute the entire agreement between the parties and shall supersede any prior understandings or agreements concerning the subject matter hereof.

     6.16 Waiver. By execution of this Agreement, the Requisite Holders hereby waive the Participating Investors' (as defined in the Prior Agreement) right of participation pursuant to Section 4 of the Prior Agreement and any applicable notice provisions relating thereto, with respect to the Series B Preferred issued pursuant to the Purchase Agreement.

                      [THIS SPACE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

                                        "COMPANY"

                                        TRUBION PHARMACEUTICALS, INC.
                                        a Delaware corporation


                                        By: /s/ Peter A. Thompson
                                            ------------------------------------
                                        Peter Thompson, M.D., FACP
                                        President and Chief Executive Officer

                   SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

     IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

                                        "INVESTOR"

                                        PROSPECT VENTURE PARTNERS II, L.P.

                                        By: Prospect Management Co. II, LLC
                                        Its General Partner


                                        By: /s/ David Schnell
                                            ------------------------------------
                                        Name: David Schnell
                                        Title: Managing Member


                                        PROSPECT ASSOCIATES II, L.P.

                                        By: Prospect Management Co. II, LLC
                                        Its General Partner


                                        By: /s/ David Schnell
                                            ------------------------------------
                                        Name: David Schnell
                                        Title: Managing Member

                   SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

     IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

                                  "INVESTOR"

                                  VENROCK PARTNERS, L.P.
                                  by its General Partner, Venrock Partners
                                  Management, LLC

                                  VENROCK ASSOCIATES IV, L.P.
                                  by its General Partner, Venrock Management IV, LLC

                                  VENROCK ENTREPRENEURS FUND IV, L.P.
                                  by its General Partner, VEF Management IV, LLC


                                  By: /s/ A.D. Hove
                                      ------------------------------------------
                                  Name: Anders D. Hove
                                  Title: Member
                                  Address: 30 Rockefeller Plaza
                                           Room 5508
                                           New York, NY 10112

                   SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

     IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

                                        "INVESTOR"

                                        ARCH VENTURE FUND V, L.P.

                                        By: ARCH Venture Partners V, L.P.
                                            Its general partner

                                        By: ARCH Venture Partners V, L.L.C.
                                            Its general partner


                                        By: /s/ Robert Nelsen
                                            ------------------------------------
                                        Title: Managing Director


                                        ARCH V ENTREPRENEURS FUND, L.P.

                                        By: ARCH Venture Partners V, L.P.
                                            Its general partner

                                        By: ARCH Venture Partners V, L.L.C.
                                            Its general partner


                                        By: /s/ Robert Nelsen
                                            ------------------------------------
                                        Title: Managing Director


                                        HEALTHCARE FOCUS FUND, L.P.

                                        By: ARCH Venture Partners V, L.P.
                                            Its general partner

                                        By: ARCH Venture Partners V, L.L.C.
                                            Its general partner


                                        By: /s/ Robert Nelsen
                                            ------------------------------------
                                        Title: Managing Director

                   SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

     IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

                                        "INVESTOR"

                                        OXFORD BIOSCIENCE PARTNERS IV L.P.

                                        By: OBP Management IV L.P.


                                        By: /s/ Mark Carthy
                                            ------------------------------------
                                            Mark P. Carthy - General Partner


                                        MRNA FUND II L.P.

                                        By: OBP Management IV L.P.


                                        By: /s/ Mark Carthy
                                            ------------------------------------
                                            Mark P. Carthy - General Partner

                   SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

     IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

                                        "INVESTOR"

                                        FRAZIER HEALTHCARE IV, L.P.

                                        By FHM IV, LP, its general partner

                                        By FHM IV, LLC, its general partner


                                        By: /s/ Patrick Heron
                                            ------------------------------------
                                        Name: Patrick Heron
                                        Its: Authorized Representative


                                        FRAZIER AFFILIATES IV, L.P.

                                        By FHM IV, LP, its general partner

                                        By FHM IV, LLC, its general partner


                                        By: /s/ Patrick Heron
                                            ------------------------------------
                                        Name: Patrick Heron
                                        Its: Authorized Representative


                                        FRAZIER HEALTHCARE III, L.P.

                                        By FHM III, LLC


                                        By: /s/ Robert Overell
                                            ------------------------------------
                                        Name: Robert Overell
                                        Its: Authorized Representative


                                        FRAZIER AFFILIATES III, L.P.

                                        By FHM III, LLC


                                        By: /s/ Robert Overell
                                            ------------------------------------
                                        Name: Robert Overell
                                        Its: Authorized Representative

                   SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

     IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

                                        "INVESTOR"

                                        ATP CAPITAL, L.P.

                                        By: ATP General Partner LLC
                                            Its General Partner


                                        By: /s/ Jonathan Malkin
                                            ------------------------------------
                                            Jonathan Malkin, Manager

                   SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

     IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

                                        "INVESTOR"

                                        WS INVESTMENT COMPANY, LLC


                                        By: /s/ Patrick Schultheis
                                            ------------------------------------
                                            Patrick Schultheis, Member

                   SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

     IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

                                        "INVESTOR"

                                        JEFFREY A. LEDBETTER


                                        /s/ Jeffrey A. Ledbetter
                                        ----------------------------------------

                   SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

                                    EXHIBIT A

                              SCHEDULE OF INVESTORS

INVESTOR                             SERIES A SHARES*   SERIES B SHARES*
--------                             ----------------   ----------------
PROSPECT VENTURE PARTNERS II, L.P.               0          7,035,714
435 Tasso Street, Suite 200
Palo Alto, CA 94301

PROSPECT ASSOCIATES II, L.P.                     0            107,143
435 Tasso Street, Suite 200
Palo Alto, CA 94301

VENROCK ASSOCIATES IV L.P.                       0          5,814,286
30 Rockefeller Plaza
Room 5508
New York, NY 10112

VENROCK PARTNERS L.P.                            0          1,185,714
30 Rockefeller Plaza
Room 5508
New York, NY 10112

FRAZIER HEALTHCARE IV, L.P.              3,979,798          3,722,182
601 Union Street, Suite 3300
Two Union Square
Seattle, Washington 98101
facsimile: (206) 621-1848
patrick@frazierco.com

FRAZIER AFFILIATES IV, L.P.                 20,202             18,899
601 Union Street, Suite 3300
Two Union Square
Seattle, Washington 98101
facsimile: (206) 621-1848
patrick@frazierco.com

FRAZIER HEALTHCARE III, L.P.             2,137,769            895,741
601 Union Street, Suite 3300
Two Union Square
Seattle, Washington 98101
facsimile: (206) 621-1848
patrick@frazierco.com

INVESTOR                             SERIES A SHARES*   SERIES B SHARES*
--------                             ----------------   ----------------
FRAZIER AFFILIATES III, L.P.                16,077              6,732
601 Union Street, Suite 3300
Two Union Square
Seattle, Washington 98101
facsimile: (206) 621-1848
patrick@frazierco.com

ARCH VENTURE FUND V, L.P.                6,113,231          4,612,445
8725 West Higgins Road, Suite 290
Chicago, Illinois 60631
facsimile: (773) 380-6606
mmcdonnell@archventure.com

ARCH V ENTREPRENEURS FUND, L.P.             40,615             31,110
8725 West Higgins Road, Suite 290
Chicago, Illinois 60631
facsimile: (773) 380-6606
mmcdonnell@archventure.com

HEALTHCARE FOCUS FUND, L.P.                384,615            280,111
8725 West Higgins Road, Suite 290
Chicago, Illinois 60631
facsimile: (773) 380-6606
mmcdonnell@archventure.com

OXFORD BIOSCIENCE PARTNERS IV L.P.       6,092,716          4,597,586
222 Berkeley Street, Suite 1650
Boston, Massachusetts 02118
facsimile: (617) 357-7474

MRNA FUND II L.P.
222 Berkeley Street, Suite 1650             61,130             45,970
Boston, Massachusetts 02118
facsimile: (617) 357-7474

ATP CAPITAL, L.P.                          769,231          1,039,215
60 East 42nd Street, Suite 3410
New York, New York 10165
facsimile: (212) 661-2255

INVESTOR                             SERIES A SHARES*   SERIES B SHARES*
--------                             ----------------   ----------------
CASCADE INVESTMENT, L.L.C.               1,153,847              0
2365 Carillon Point
Kirkland, Washington 98033

R. SCOTT GREER                             153,847              0
216 Reef Court
Santa Barbara, California 93108
facsimile: (805) 962-4212

WS INVESTMENT COMPANY, L.L.C.               38,462              0
Attn: Jim Terranova
650 Page Mill Road
Palo Alto, California 94304
facsimile: (650) 858-4462

JEFFREY A. LEDBETTER                       123,076              0
19798 Ridgefield Road
Shoreline, Washington 98177
facsimile: (206) 726-1217

*    As of the date of this Agreement.


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